Exhibit 99.2

NGL ENERGY PARTNERS LP ANNOUNCES

ELECTION OF NEW DIRECTOR

TULSA, OKLAHOMA, AUGUST 6, 2013 — NGL Energy Partners LP (NYSE:NGL) announced today that Mr. John T. Raymond has been elected to the board of directors of its general partner, NGL Energy Holdings LLC, effective immediately. Mr. Raymond will serve as the designated representative of EMG II NGL GP Holdings LLC, a wholly-owned subsidiary of The Energy & Minerals Group (“EMG”), on the board of directors.  This follows EMG’s recent acquisition of an additional 5.4% of the member interests of NGL Energy Holdings LLC from NGL Holdings, Inc.  EMG’s affiliates now own a total of 12.1% of the member interests of NGL Energy Holdings LLC.

In addition, William A. Zartler, who was previously designated as the representative of NGL Holdings, Inc. on the board of directors of NGL Energy Holdings LLC, has resigned from the board of directors following the completion of the sale by NGL Holdings, Inc. of its entire equity interest in NGL Energy Holdings LLC.

“We are grateful to Mr. Zartler for his service to NGL beginning in 2010, when we formed the Company, through the IPO and the exciting growth NGL has experienced since then,” stated H. Michael Krimbill, CEO.

About NGL Energy Partners LP

NGL Energy Partners LP (NYSE:NGL) is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail, with locations in the United States and Canada.  For further information visit the NGL’s website at www.nglenergypartners.com.

Contact:

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Chief Financial Officer and Treasurer
atanas.atanasov@nglep.com

About The Energy & Minerals Group

The Energy & Minerals Group is a highly specialized private equity firm that focuses exclusively on investing across various facets of the global natural resource industry that are integral to the global economy. EMG has $6.2 Billion of total investor commitments (including co-investments) with in excess of $3.2 Billion deployed across the energy complex since inception. For additional information on EMG, please contact Alexandra Coolidge at 713-579-5029.